THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
 TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY
  BY THE OFFER TO PURCHASE, DATED JANUARY 12, 2001 (THE "OFFER TO PURCHASE"),
   AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS
     THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT
       BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF)
       HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE
          OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE
           WITH THE LAWS OF SUCH JURISDICTION OR ANY ADMINISTRATIVE
           OR JUDICIAL ACTION PURSUANT THERETO. IN ANY JURISDICTION
             WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE
             THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER,
              THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF
                  PURCHASER BY ONE OR MORE REGISTERED BROKERS
                     OR DEALERS LICENSED UNDER THE LAWS OF
                         SUCH STATE OR JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                       of

                               TRAVELNOW.COM INC.

                                       at

                               $4.16 NET PER SHARE

                                       by

                                  WONSUB, INC.

                          a wholly-owned subsidiary of

                        HOTEL RESERVATIONS NETWORK, INC.


         Wonsub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Hotel Reservations Network, Inc., a Delaware corporation ("Parent"), is offering to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of TravelNow.com Inc., a Delaware corporation (the "Company"), for $4.16 per Share, net to the seller in cash without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together, along with any amendments or supplements thereto, constitute the "Offer"). Stockholders who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser is offering to acquire any and all Shares as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, Parent and Purchaser intend to effect the merger described below.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 9, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------


         The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 3, 2001, by and among the Company, Parent and Purchaser, pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver of all conditions to the Merger (as defined below), Purchaser will be merged with and into the Company and the Company will continue as the surviving corporation and will become a wholly-owned subsidiary of Parent. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent, Purchaser or their affiliates or by dissenting stockholders who have properly exercised their appraisal rights) will be canceled and extinguished and converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest. According to the Company, as of January 8, 2001, there were 10,961,261 Shares issued and outstanding.

         The Offer is not conditioned upon Parent or Purchaser obtaining financing.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING, TOGETHER WITH SHARES OWNED BY PARENT AND PURCHASER, A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS AND
(2) ALL MATERIAL GOVERNMENTAL OR REGULATORY NOTICES, APPROVALS OR OTHER REQUIREMENTS NECESSARY TO CONSUMMATE THE MERGER HAVING BEEN GIVEN, OBTAINED OR COMPLIED WITH, INCLUDING THE EXPIRATION OR TERMINATION OF ANY WAITING PERIODS UNDER APPLICABLE ANTITRUST ANTITRUST LAWS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

         THE COMPANY'S BOARD OF DIRECTORS (1) HAS DETERMINED THAT OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN PARENT, PURCHASER AND THEIR AFFILIATES AND THE SELLING STOCKHOLDERS), (2) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(3) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS (OTHER THAN
PARENT, PURCHASER AND THEIR AFFILIATES AND THE SELLING STOCKHOLDERS) ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

         Simultaneously with entering into the Merger Agreement, Parent and the Purchaser also entered into Stockholder Agreements with each of Jeffrey A. Wasson, the chief executive officer of the Company, and certain other officers, directors and significant stockholders of the Company (together, the "Selling Stockholders"), dated as of January 3, 2001 (the "Stockholder Agreements"), pursuant to which the Selling Stockholders agreed, subject to the conditions described in the Offer to Purchase, (i) to tender all Shares owned by them (the "Stockholder Agreements Shares," which equal approximately 40.5% of the outstanding Shares) in the Offer, and (ii) to vote the Stockholder Agreement Shares in favor of the Merger Agreement and the Merger and against any alternative Acquisition Proposal (as defined in the Stockholder Agreements).

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when Purchaser gives oral or written notice to Chase Mellon Shareholder Services, LLC (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Under the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase), if available, with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Tuesday, March 13, 2001, as described in Section 4 of the Offer to Purchase.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase.

         All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, Purchaser, the Depositary, MacKenzie Partners, Inc. (the "Information Agent"), CIBC World Markets Corp. (the "Dealer Manager") or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

         The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, February 9, 2001, unless and until Purchaser, in accordance with the terms of the Merger Agreement, extends the period for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended, expires.

         Subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to extend the Expiration Date to allow for the satisfaction or waiver of unsatisfied and unwaived conditions or as required by law or regulation. Such extension will be made by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

         In addition, the Purchaser may, in its sole discretion, make available a subsequent offering period following the expiration of the Offer on the Expiration Date for a period of time no less than three and up to 20 business days in length (a "Subsequent Offering Period") if, on the Expiration Date, the Shares tendered and not properly withdrawn pursuant to the Offer plus any Shares already owned by Parent or the Purchaser equal less than ninety percent (90%) of the outstanding Shares on a fully diluted basis. In order to provide a Subsequent Offering Period, the Purchaser must waive any remaining conditions to the Offer except for conditions requiring the absence of (i) the occurrence of any injunction, proceeding, action, suit or litigation by any governmental entity seeking to make illegal or prohibit the consummation of the Offer or (ii) any promulgation, enactment or enforcement of any law that makes illegal or prohibits the consummation of the Offer. Pursuant to Rule 14d-7 under the Securities Exchange Act of 1934 (the "Exchange Act"), no withdrawal rights will apply to shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer before the Expiration Date and accepted for payment.

         The receipt by a stockholder of cash for Shares pursuant to he Offer and the Merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign tax laws. All stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares, will be furnished (for subsequent transmittal to beneficial owners of Shares) to the brokers, dealers, commercial banks, trust companies and others whose names, or the names of whose nominees, appear on these lists and may be mailed directly to beneficial owners.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and any other tender offer documents may be directed to the Information Agent at its telephone number and location listed below, and copies will be furnished at Purchaser's expense. Purchaser will not pay fees to any broker or dealer or other person (other than the Information Agent, the Dealer Manager and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

MacKenzie Partners, Inc.
156 Fifth Avenue
New York, NY  10010
(212) 929-5500 (Call Collect)
or Call Toll Free (800) 322-2885
E-mail:  proxy@mackenziepartners.com


THE DEALER MANAGER FOR THE OFFER IS:

CIBC World Markets
425 Lexington Avenue
New York, NY  10017
(212) 856-4181 (Call Collect)

January 12, 2001